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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-60968

PROSPECTUS

                         FLEXTRONICS INTERNATIONAL LTD.
                        UP TO 1,104,076 ORDINARY SHARES
                           -------------------------

     The 1,104,076 ordinary shares covered by this prospectus were previously issued by us in our acquisition of ASIC International, Inc. These ordinary shares may be offered and sold over time by the shareholders named in this prospectus under the heading "Selling Shareholders," by their pledgees or donees, or by other transferees that receive the ordinary shares in transfers other than public sales.

     The selling shareholders may sell their Flextronics shares on Nasdaq, on the over-the-counter market, in connection with the writing of exchange-traded call options, in negotiated transactions or otherwise, and these sales may be at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling shareholders, and this compensation might be in excess of the compensation customary in the type of transaction involved. See
"Plan of Distribution."

     We will not receive any of the proceeds from the sale of these shares.

     The ordinary shares are quoted on the Nasdaq National Market under the symbol "FLEX." On May 17, 2001, the closing sale price of the ordinary shares was $29.58 per share.

                           -------------------------

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
BEGINNING ON PAGE 4.
                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 18, 2001.
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                               TABLE OF CONTENTS

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Where You Can Find More Information.........................    2
Forward-Looking Statements..................................    3
Flextronics International Ltd...............................    4
Enforcement of Civil Liabilities............................    4
Risk Factors................................................    4
Use of Proceeds.............................................   10
Selling Shareholders........................................   10
Plan of Distribution........................................   11
Legal Matters...............................................   13
Experts.....................................................   13

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the ordinary shares offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our ordinary shares. Copies of this registration statement, along with the reports, proxy statements and other information filed with the SEC, may be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     - our Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

     - our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2000, September 30, 2000 and December 31, 2000;

     - our Current Reports on Form 8-K filed with the Commission on April 18, 2000, June 13, 2000, June 19, 2000, June 22, 2000, June 27, 2000,
       September 15, 2000, September 20, 2000, September 20, 2000, November 14, 2000, January 29, 2001, February 1, 2001 and February 8, 2001; and

     - the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

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     You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Flextronics International Ltd.
                    c/o Flextronics International USA, Inc.
                                2245 Lundy Drive
                           San Jose, California 95131
                         Attention: Laurette F. Slawson
                  Treasurer and Director of Investor Relations
                           Telephone: (408) 576-7000

     You may also review copies of documents that are incorporated by reference at our web site. The address of the site is http://www.flextronics.com. Information contained in our website does not constitute a part of this prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement, other than any information superseded by a later document filed with the SEC and incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference in the prospectus, contains forward-looking statements. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions identify these forward-looking statements. These forward-looking statements are contained principally under the headings "Flextronics International Ltd." and "Risk Factors." Because these forward-looking statements are also subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in "Risk Factors," as well as:

     - our ability to integrate acquired companies and manage expanding operations;

     - fluctuations in our customers' requirements and in demand for their products;

     - our strategic relationship with Ericsson;

     - increased competition;

     - component shortages;

     - the risks of the photonics market, including the emergence of new technologies;

     - tax matters; and

     - currency fluctuations.

     In addition, these forward-looking statements are subject to the other risks and uncertainties discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors Affecting Operating Results" in our most recent reports filed with the Securities and Exchange Commission on Form 10-K and Form 10-Q. We undertake no obligation to update or revise these forward-looking statement to reflect subsequent events or circumstances.

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                         FLEXTRONICS INTERNATIONAL LTD.

     We are the second largest provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications, networking, consumer electronics and computer industries. We provide a network of design, engineering and manufacturing operations in 27 countries across four continents. Our strategy is to provide customers with end-to-end solutions where we take responsibility for engineering, supply chain management, new product introduction and implementation, manufacturing and logistics management, with the goal of delivering of a complete packaged product. Our manufacturing services include the fabrication and assembly of plastic and metal enclosures, PCBs and backplanes and the assembly of complete systems and products. In addition, through our photonics division, we manufacture and assemble photonics components and integrate them into PCB assemblies and other systems. Throughout the production process, we offer design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging and distribution; and automation of key components of the supply chain through advanced information technologies. In addition, we have added other after-market services such as network installation. We believe that our size and global presence, our ability to provide a full spectrum of design, manufacturing and logistics services and our advanced information technology expertise enable us to win large programs from leading multinational OEMs for the manufacture of advanced electronics products.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore courts, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including the information incorporated by reference, before deciding to invest in our ordinary shares. If any of the risks described below materializes, our operating results and financial condition could be adversely affected and the trading price of our ordinary shares could decline.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

     We have grown rapidly in recent periods. Our workforce has more than doubled in size over the last year as a result of internal growth and acquisitions. This growth is likely to strain considerably our management control system and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

     We plan to increase our manufacturing capacity by expanding our facilities and adding new equipment. Such expansion involves significant risks, including, but not limited to, the following:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

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     - we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts that will increase our cost of sales, including substantial increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant accounting charges. For example, in connection with our acquisitions of The DII Group, Inc. Palo Alto Products International Pte. Ltd., Chatham Technologies, Inc., or Chatham, and Lightning Metal Specialties and related entities, or Lightning, we recorded merger related charges of approximately $255.0 million, net of tax, and in connection with the issuance of an equity instrument to Motorola relating to our alliance with Motorola, we recorded a one-time non-cash charge of approximately $286.5 million.

OUR STRATEGIC RELATIONSHIP WITH ERICSSON CREATES RISKS.

     We recently entered into a definitive agreement with Ericsson with respect to our management of its mobile telephone operations. Our ability to achieve any of the anticipated benefits of this new relationship with Ericsson is subject to a number of risks, including our ability to meet Ericsson's volume, product quality, timeliness and price requirements, and to achieve anticipated cost reductions. If demand for Ericsson's mobile phone products declines, Ericsson may purchase a lower quantity of products from us than we anticipate. If Ericsson's requirements exceed the volume anticipated by us, we may not be able to meet these requirements on a timely basis. Our inability to meet Ericsson's volume, quality, timeliness and cost requirements, and to quickly resolve any issues with Ericsson, could seriously harm our results of operations. As a result of these and other risks, we may be unable to achieve anticipated levels of profitability under this arrangement, and it may not result in any material revenues or contribute positively to our net income per share. Finally, other OEMs may not wish to obtain logistics or operations management services from us.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

     In the past year, we completed a significant number of acquisitions of businesses and facilities, including our acquisitions of Chatham, JIT Holdings Ltd. and Lightning. We expect to continue to acquire additional businesses and facilities in the future. We are currently in preliminary discussions to acquire additional businesses and facilities. Any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure the terms of, or that we will complete, any acquisitions in the future.

     To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

     In addition, acquisitions involve a number of other risks and challenges, including, but not limited to:

     - diversion of management's attention;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.
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     Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

OUR OPERATING RESULTS VARY SIGNIFICANTLY.

     We experience significant fluctuations in our results of operations. The factors that contribute to fluctuations include:

     - the timing of customer orders;

     - the volume of these orders relative to our capacity;

     - market acceptance of customers' new products;

     - changes in demand for customers' products and product obsolescence;

     - our ability to manage the timing and amount of our procurement of components to avoid delays in production and excess inventory levels;

     - the timing of our expenditures in anticipation of future orders;

     - our effectiveness in managing manufacturing processes and costs;

     - changes in the cost and availability of labor and components;

     - changes in our product mix;

     - changes in economic conditions;

     - local factors and events that may affect our production volume, such as local holidays; and

     - seasonality in customers' product requirements.

     One of our significant end-markets is the consumer electronics market. This market exhibits particular strength toward the end of the calendar year in connection with the holiday season. As a result, we have historically experienced relative strength in revenues in our third fiscal quarter.

     We are reconfiguring certain of our operations to further increase our concentration in low-cost locations. This shift of operations resulted in a restructuring charge of $276 million, net of tax, in the fourth quarter of fiscal 2001. In addition, some of our customers are currently experiencing increased volatility in demand, and in some cases reduced demand, for their products. This increases the difficulty of anticipating the levels and timing of future revenues from these customers, and could lead them to defer delivery schedules for products, which could lead to a reduction or delay in such revenues. Any of these factors or a combination of these factors could seriously harm our business and result in fluctuations in our results of operations.

WE HAVE NEW STRATEGIC RELATIONSHIPS FROM WHICH WE ARE NOT YET RECEIVING SIGNIFICANT REVENUES, AND MAY NOT REACH ANTICIPATED LEVELS.

     We have recently announced major new strategic relationships, including our alliances with Ericsson and Motorola, from which we anticipate significant future revenues. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers

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and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations.

     In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduce our ability to estimate accurately future customer requirements. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. We often increase staffing, purchase materials and incur other expenses to meet the anticipated demand of our customers. Anticipated orders may not materialize, and delivery schedules may be deferred as a result of changes in demand for our customers' products. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity, and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand could harm our gross margins and operating income.

WE DEPEND ON THE CONTINUING TREND OF OUTSOURCING BY OEMS.

     A substantial factor in our revenue growth is the transfer of manufacturing and supply base management activities from our OEM customers. Future growth partially depends on new outsourcing opportunities. To the extent that these opportunities are not available, our future growth would be unfavorably impacted. These outsourcing opportunities may include the transfer of assets such as facilities, equipment and inventory.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

     Sales to our ten largest customers have represented a significant percentage of our net sales in recent periods. Our ten largest customers in the first nine months of fiscal 2001 and 2000 accounted for approximately 56% and 59% of net sales. Our two largest customers during the first nine months of fiscal 2001 were Cisco and Ericsson, accounting for approximately 11% and 10% of net sales. We expect that our strategic relationship with Ericsson will substantially increase the percentage of our sales attributable to Ericsson. No other customers accounted for more than 10% of net sales in the first nine months of fiscal 2001. The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not able to timely replace expired, canceled or reduced contracts with new business, our revenues would be harmed.

WE DEPEND ON THE TELECOMMUNICATIONS, NETWORKING AND ELECTRONICS INDUSTRIES WHICH CONTINUALLY PRODUCE TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

     We depend on sales to customers in the telecommunications, networking and electronics industries. Factors affecting these industries in general could seriously harm our customers and, as a result, us. These factors include:

     - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

     - the inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance; and

     - recessionary periods in our customers' markets.

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     If any of these factors materialize, our business would suffer. Recently, many sectors of the telecommunications, networking and electronics industries have experienced pricing and margin pressures and reduced demand for many products, and the impact of these pressures has caused, and is expected to continue to cause, some customers to defer delivery schedules for certain products that we manufacture for them.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors have substantially greater market share and manufacturing, financial and marketing resources than us.

     In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

WE MAY BE ADVERSELY AFFECTED BY SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

     A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for purchasing components used in manufacturing our customers' products. We generally do not have long-term agreements with suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from our agreements with our customers. Accordingly, component price changes could seriously harm our operating results.

     At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. Component shortages have recently become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

OUR CUSTOMERS MAY BE ADVERSELY AFFECTED BY RAPID TECHNOLOGICAL CHANGE.

     Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers' products become obsolete or fail to gain widespread commercial acceptance, our business could be adversely affected.

WE ARE SUBJECT TO THE RISK OF INCREASED INCOME TAXES.

     We have structured our operations in a manner designed to maximize income in countries where (1) tax incentives have been extended to encourage foreign investment or (2) income tax rates are low. We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay taxes or make payments in lieu of taxes.

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     Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions of businesses may cause our effective tax rate to increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

     The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries throughout East Asia, the Americas and Europe. As a result, we are affected by economic and political conditions in those countries, including:

     - fluctuations in the value of currencies;

     - changes in labor conditions;

     - longer payment cycles;

     - greater difficulty in collecting accounts receivable;

     - the burdens and costs of compliance with a variety of foreign laws;

     - political and economic instability;

     - increases in duties and taxation;

     - imposition of restrictions on currency conversion or the transfer of funds;

     - limitations on imports or exports;

     - expropriation of private enterprises; and

     - a potential reversal of current tax or other policies encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, the Czech Republic, Hungary, Mexico, Malaysia and Poland, have experienced periods of slow or negative growth, high inflation, significant currency devaluations or limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.

     A significant portion of our business is conducted in the European euro, the Swedish krona and the Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in local currencies in the countries in which we operate. In recent years, some of these currencies, including the Hungarian forint, Brazilian real and Mexican peso, have experienced significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will harm our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.
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WE DEPEND ON OUR KEY PERSONNEL.

     Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel. In addition, in order to manage our growth, we will need to recruit and retain additional skilled management personnel and if we are not able to do so, our business and our ability to continue to grow would be harmed.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

     We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or if the results of future testing and analysis at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE.

     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth information regarding the selling shareholders, the shares that may be offered and sold from time to time by the selling shareholders pursuant to this prospectus, and the nature of any position, office or other material relationship which each selling shareholder has had with Flextronics. The selling shareholders named below, together with any pledgee or donee of any named shareholders, and any person who may purchase shares offered hereby from any named shareholders in a private transaction in which they are assigned the shareholders' rights to registration of their shares, are referred to in this prospectus as the "selling shareholders."

     Except as indicated below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares owned by each named selling shareholder as of May 10, 2001. All of these shares were acquired by the selling shareholders in connection with our acquisition of ASIC International, Inc. Percentage ownership is based upon 481,553,758 outstanding ordinary shares as of May 10, 2001.

     The selling shareholders may offer from time to time all or some of their shares under this prospectus. Because the selling shareholders are not obligated to sell their shares, and because the selling shareholders

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also may acquire our publicly traded ordinary shares, we cannot estimate how many shares the selling shareholders will own after this offering.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              PRIOR TO THE OFFERING
                                                              ----------------------    SHARES BEING
                            NAME                               NUMBER       PERCENT       OFFERED
                            ----                              ---------    ---------    ------------
J. Mark Goode(1)............................................   244,392         *          244,392
Nancy Hahne(2)..............................................   244,392         *          244,392
Daniel J. Lincoln(3)........................................   244,392         *          244,392
James Vig Sherrill(4).......................................   244,392         *          244,392
Max S. Lloyd(5).............................................   115,008         *          115,008
William A. Malkes(6)........................................    11,500         *           11,500

-------------------------
 *  Less than 1%.

(1) J. Mark Goode is an employee of a subsidiary of Flextronics and was an officer, director and majority shareholder of ASIC International, Inc. until its acquisition by Flextronics.

(2) Nancy Hahne was a director and significant shareholder of ASIC International, Inc. until its acquisition by Flextronics.

(3) Daniel J. Lincoln is an employee of a subsidiary of Flextronics and was an officer, director and significant shareholder of ASIC International, Inc. until its acquisition by Flextronics.

(4) James Vig Sherrill is an employee of a subsidiary of Flextronics and was an officer, director and significant shareholder of ASIC International, Inc. until its acquisition by Flextronics.

(5) Max S. Lloyd is an employee of a subsidiary of Flextronics and was an officer and significant shareholder of ASIC International, Inc. until its acquisition by Flextronics.

(6) William A. Malkes is an employee of a subsidiary of Flextronics and was an officer and significant shareholder of ASIC International, Inc. until its acquisition by Flextronics.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell or distribute some or all of the shares from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees. The selling shareholders may sell the shares on the Nasdaq National Market, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices or at fixed prices, which may be changed. The selling shareholders may offer and sell some or all of their shares through:

     - a block trade in which a broker-dealer or other person may resell all or part of the block, as principal or agent, in order to facilitate the transaction;

     - purchases by a broker-dealer or other person, as principal, and resales by the broker-dealer for its account;

     - pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     In addition, selling shareholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling shareholders may:

     - enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling shareholders;

     - sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

     - write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

     - enter into option transactions or other types of transactions that require the selling shareholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

     - loan the shares to a broker, dealer or other financial institution, which may sell the loaned shares.

     These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered hereby, and such broker, dealer or other financial institution may resell such shares pursuant to this prospectus. Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and comply with the requirements of that rule.

     Brokers, dealers, agents or underwriters participating in transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of the shares, from such purchaser). The discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used by donees of the selling shareholders, or by other persons acquiring shares who wish to offer and sell shares under circumstances requiring or making desirable its use.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither Flextronics nor the selling shareholders can presently estimate the amount of such compensation.

     We will pay substantially all of the expenses incident to this offering of the shares by the selling shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the shares, and selling shareholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

     We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling shareholder.

     The shares offered under this prospectus were originally issued to former shareholders of ASIC International, Inc. in connection with the acquisition of this company pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D under the Securities Act. In connection with this acquisition, we agreed to register the ordinary shares offered under this prospectus under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by Allen & Gledhill, Singapore.

                                    EXPERTS

     Our consolidated financial statements and schedules appearing in our Current Report (Form 8-K) filed with the SEC on January 29, 2001 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP. The consolidated financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

     The consolidated financial statements and schedules of The DII Group, Inc. as of January 2, 2000 and January 3, 1999 and for each of the 3 years in the period ended January 2, 2000, incorporated by reference in the Current Report on Form 8-K of Flextronics International Ltd. filed on January 29, 2001, incorporated by reference in this registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, and are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the quarters ended December 31, 1999 and 2000, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meanings of Sections 7 and 11 of the Securities Act.

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                  May 18, 2001